Exhibit 10.l

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

LICENSE AGREEMENT

5 May, 2008

by and between

THE SCRIPPS RESEARCH INSTITUTE,

a California nonprofit

public benefit corporation

and

PONIARD PHARMACEUTICALS, INC.,

a Washington corporation

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

i

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

(continued)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

(continued)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

(continued)

Page

Exhibit B Transfer of Information and Materials

Exhibit C Timeline Benchmarks and Development Plan

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 5th day of May, 2008 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”) located at 10550 North Torrey Pines Road, La Jolla, California 92037, and PONIARD PHARMACEUTICALS, INC., a Washington corporation (“Licensee”) located at 300 Elliott Avenue West, Suite 500, Seattle, WA 98119, with respect to the facts set forth below.

RECITALS

A.                                    TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to the discovery of novel protein kinase inhibitors

B.                                    Licensee is engaged in research and development of pharmaceutical products for the treatment of cancer.

C.                                    TSRI has disclosed to Licensee certain technology and TSRI has the right to grant a license to the technology, subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government.

D.                                    TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, an exclusive, worldwide right and license to certain patent rights of TSRI, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1.                                      Definitions

Capitalized terms shall have the meaning set forth herein.

Affiliate.  The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by another entity.  The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

Challenge.  The term “Challenge” shall mean that Licensee has initiated (or requests a sublicensee to initiate) a legal action in which it has alleged that an issued patent included in the Licensed Patent Rights is invalid or unenforceable or by which it provokes interference with a patent application included in the Licensed Patent Rights; provided, however, that, in the event such legal action is initiated by a sublicensee with respect to an issued patent or patent application it has sublicensed and Licensee terminates such sublicensee’s sublicense to the issued patent or patent application, such legal action shall not be deemed to be a “Challenge” for

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

purposes of this Agreement and provided, further, that in the event Licensee does not terminate such sublicense due to the “Challenge” by the sublicensee, such “Challenge” shall only result in consequences to such sublicensee hereunder (i.e., increase in royalty rates on sublicensee’s Net Sales pursuant to Section 3.4) and not to Licensee, except that Licensee shall be responsible for all of such sublicensee’s obligations related to the Challenge if such sublicensee fails to comply with such obligations as set forth above.

Confidential Information.  The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement.  Information shall not be considered confidential to the extent that either party can establish by competent proof that it:

a.                                      Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

b.                                      Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

c.                                       Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

d.                                      Has been published by a third party as a matter of right.

If Confidential Information is required to be disclosed by law or court order, the party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure that party shall notify the other party, not later than [**] days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

Field.  The term “Field” shall mean the diagnosis, treatment or prevention of human diseases or conditions.

Licensed Patent Rights.  The term “Licensed Patent Rights” shall mean rights arising out of or resulting from: (a) the provisional patent applications set forth on Exhibit A attached hereto; (b) U.S. non-provisional/regular patent applications associated with and entitled to the benefit of the priority date of the provisional application(s) set forth on Exhibit A; (c) international (PCT) and foreign patent applications associated with the application(s) referenced in sub clauses (a)-(b) above; (d) the patents issued from the application(s) referenced in sub clauses (a)-(c); (e) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in sub clauses (a)-(d) above; and (f) all claims of continuations-in-part that are entitled to the benefit of the priority date of the applications referenced in sub clauses (a)-(b) above.  Annually, or earlier upon request, the parties shall update Exhibit A with

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

current information identifying the patent applications and patents included in Licensed Patent Rights.

Licensed Product.  The term “Licensed Product” shall mean any product, the manufacture, use, importation, sale or offer for sale of which would, in the absence of the license granted by this Agreement, infringe a Valid Claim of any of the Licensed Patent Rights.

Major Market Country.  The term “Major Market Country” shall mean any of the following countries: the United States of America, the United Kingdom, France, Germany or Japan.

Net Sales.  The term “Net Sales” shall mean the gross amount invoiced by Licensee, or sublicensees, or any of them, on all sales of Licensed Products in the country of sale, less (a) discounts, chargebacks (only on a product by product basis) and rebates actually allowed; (b) credits for claims, allowances, retroactive price reductions, returned goods or recalls; (c) prepaid freight and insurance; (d) sales or excise taxes, duties or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes and, if not reimbursed, value added taxes); and (e) any payment in the nature of a rebate in respect of sales to any governmental authority in respect of any government-subsidized program, including, without limitation, Medicare and Medicaid rebates.  Net Sales shall include all consideration charged by Licensee or sublicensees in exchange for any Licensed Products, including without limitation any monetary payments or any other property whatsoever.  For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Licensed Product is shipped for delivery.  Sales of Licensed Products by Licensee or sublicensee of Licensee to any Affiliate, sublicensee or Licensee for resale or transfer of active pharmaceutical (API) for making of Licensed Products for sale shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates, sublicensees or Licensee to unrelated parties shall be deemed Net Sales hereunder.  Providing Licensed Product at no charge for preclinical, clinical, “compassionate use,” or regulatory purposes or as samples, and sales of Licensed Product for “compassionate use,” shall not be included in Net Sales.  In the event a Licensed Product is sold in combination with other components which if sold alone would not be subject to a royalty payment hereunder (a “Combination Product”), Net Sales of the Licensed Product, for purposes of this Agreement, shall be calculated by multiplying the actual Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross selling price, during the royalty period in question, of the Licensed Product sold separately (i.e., without the other components) and B is the gross selling price, during the royalty period in question, of the other components sold separately.  In the event that no such separate sales are made, Net Sales shall be calculated by multiplying the actual Net Sales of the Combination Product by the fraction C/(C+D), where C is the fair market value of the Licensed Product (not including the other components) and D is the fair market value of such other components, such costs being determined using generally accepted accounting principles consistently applied.

Sublicense Payments.  The term “Sublicense Payments” shall have the meaning set forth in Section 4.1.

Sublicense Revenue.  The term “Sublicense Revenue” shall mean any and all cash and noncash consideration (valued at fair market value upon receipt) received by Licensee from its

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

sublicensees for the sublicense of the Licensed Patent Rights under this Agreement upon entering into a sublicense with respect to such Licensed Patent Rights; provided, however, that Sublicense Revenue shall not include amounts that are:

(a)                                 royalties;

(b)                                 [**]

(c)                                  [**]

(d)                                 [**]

(e)                                  [**]

(f)                                   [**]

(g)                                  [**]

(h)                                 [**].

[**].

Valid Claim.  The term “Valid Claim” shall mean a claim of (a) an issued and unexpired patent included in the Licensed Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a patent application included in the Licensed Patent Rights that has not been cancelled, withdrawn or abandoned and that does not have a priority date more than [**] years earlier.

2.                                      License

2.1.                            Grant

TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement and Sections 2.4 and 2.5, an exclusive, worldwide license (with right to sublicense as permitted under Section 2.2.1) under the Licensed Patent Rights to make and have made, to use and have used, to offer to sell, to sell and have sold, and import Licensed Products in the Field.

2.2.                            Sublicensing

2.2.1.                                     Granting

Licensee shall have the right to provide TSRI with one or more lists of potential sublicensees for preapproval, which preapproval shall not be unreasonably withheld or delayed by TSRI and which preapproval shall only be effective for [**] years.  In connection with providing any list of potential sublicensees for preapproval, Licensee shall also indicate the expected indication(s) for Licensed Products for which it may be seeking sublicensees, which indication(s) is for informational purposes only and shall not be binding or a restriction or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

condition to Licensee’s ability or right to sublicense.  Licensee shall have the right to grant sublicenses with respect to the rights conferred upon Licensee under this Agreement to any party on the list(s) who has been preapproved within the last [**] years; provided, however, that any such sublicense shall be subject in all respects to the provisions contained in this Agreement (excluding the payments due under Sections 3 and 4, which are Licensee’s responsibility).  Licensee’s sublicensee(s) shall not have the right to further sublicense without TSRI’s prior written consent, which consent shall not be unreasonably withheld or delayed.  TSRI shall consider requests by Licensee’s sublicensee(s) to further sublicense on a case-by-case basis, which consideration shall take into account (a) the identity of the proposed sublicensee and (b) a review of selected provisions (or a redacted form) of an unexecuted draft of the proposed further sublicense agreement to confirm that TSRI’s rights are properly protected with respect to the scope of the sublicense (Section 2.1), the corollary provisions of Section 2.4, 2.5 and 9 of this Agreement in the further sublicense agreement and the requirement that the further sublicense is subject in all respects to the provisions contained in this Agreement (excluding the payments due under Sections 3 and 4, which are Licensee’s responsibility).  Any further sublicense agreement is subject in all respects to the provisions contained in this Agreement (excluding the payments due under Sections 3 and 4, which are Licensee’s responsibility).  Licensee shall forward to TSRI a copy of any and all fully executed sublicense agreements (including further sublicenses by a sublicensee) within [**] days of execution, which copies may be redacted (except for the financial terms related to Sublicense Revenue) to preserve confidentiality.  Notwithstanding the foregoing, Licensee and its preapproved sublicensees (including their further sublicensees to which TSRI has given consent) may sublicense their Affiliates without the preapproval or consent of TSRI and need not provide TSRI a copy of any executed sublicense agreement with their Affiliates.

2.2.2.                                     Survival of Sublicenses

Any sublicense shall, at the election of the applicable sublicensee, survive termination of this Agreement, in accordance with the provisions of this Section 2.2.2.  Upon termination of this Agreement, and at the written request of a sublicensee, TSRI will grant to each sublicensee, not then in default, an option to obtain directly from TSRI a license agreement on the terms set forth below, which option shall be exercisable by each sublicensee during the [**] day period commencing on the later of the date of termination of this Agreement or when sublicensee learns of such termination.  In the event a sublicensee elects to exercise this option and provides its written notice thereof within the [**] day period, as a condition precedent to TSRI’s obligation to grant the direct license to that sublicensee, such sublicensee must pay to TSRI all past due royalties, non-royalty revenue, patent costs and all other monies owed by Licensee to TSRI under this Agreement.  Upon TSRI’s receipt of all such outstanding monies, TSRI shall enter into a license agreement (a “New License Agreement”) directly with the requesting sublicensee and the license granted in each New License Agreement shall be retroactive to the date of termination of this Agreement.  Each New License Agreement shall be subject to the same non-financial terms and conditions as those in this Agreement; provided, however, that each New License Agreement shall contain substantially the same terms and conditions regarding sublicense scope, sublicense territory, duration of sublicense grant, and diligence obligations as the sublicense agreement between such sublicensee and Licensee.  In addition, (i) each sublicensee shall agree in the New License Agreement to terms providing that in no event shall TSRI be liable to sublicensee for any actual or alleged breach of such sublicense agreement by

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

Licensee; (ii) TSRI shall not have any obligations to such sublicensee other than TSRI’s obligations to Licensee as set forth herein; and (iii) in no event shall TSRI be obliged to accept provisions in the New License Agreement (a) unless such provisions correspond to rights granted by Licensee to sublicensee in conformance with this Agreement and such provisions are not in conflict with the rights, duties and obligations accruing to the Licensee under this Agreement; or (b) where such provisions are inconsistent with the legal obligations under any other sublicense agreement granted by Licensee, or by applicable federal, state or local statute or regulation.  The financial consideration to TSRI under the New License Agreement shall be as follows: (A) such sublicensee (or if there is at such time more than one such sublicensee, such sublicensees severally and jointly) shall be required to make the aggregate minimum annual royalties due pursuant to Section 3.2; and (B) each such sublicensee shall be required to make any monetary payment(s) that, had this Agreement not been terminated, Licensee would have been required to make under this Agreement.  Licensee must include or specifically reference this Section 2.2.2 in each of its sublicense agreements in order for such sublicensee to have the option described above.

2.3.                            No Other License

This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of TSRI other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

2.4.                            Governmental Interest

Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities.  Licensee and TSRI acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including but not limited to, 37CFR401, the NIH Grants Policy Statement and the NTH Guidelines for Obtaining and Disseminating Biomedical Research Resources.  To the best knowledge of TSRI, none of the named inventors of Licensed Patent Rights received grant funding from the United States Government to support research leading to the inventions described or covered by Licensed Patent Rights.

2.5.                            Reservation of Rights

Notwithstanding the exclusive license granted herein, TSRI reserves the right to use for any noncommercial research or educational purposes any Licensed Patent Rights, without TSRI being obligated to pay Licensee any royalties or other compensation.  In addition, TSRI may grant nonexclusive licenses (without the right to sublicense) to other nonprofit or academic institutions to use for any noncommercial research or educational purposes any Licensed Patent Rights, without the nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation.  Upon Licensee’s request, TSRI shall provide Licensee, but not more frequently than quarterly, a list of any such nonexclusive licenses, including the name of the nonprofit or academic institution and the scope of the license, which shall be deemed to be confidential information of TSRI under the terms of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

2.6.                            Disclosure of Information and Transfer of Materials

To the extent not previously disclosed or transferred to Licensee, TSRI shall promptly transfer to Licensee the materials and information as listed in Exhibit B attached hereto.

3.                                      Royalties

3.1.                            License Issue Royalty

Licensee agrees to pay and shall pay to TSRI a non-creditable, nonrefundable license issue royalty in the amount of [**] U.S. Dollars (U.S. $[**]) within fifteen (15) days after the later of (a) the Effective Date or (b) transfer to Licensee of all of the information and materials identified in Exhibit B attached hereto.  Failure of Licensee to make this payment shall render this Agreement null and void (ab initio).

3.2.                            Minimum Annual Royalty

Licensee agrees to pay and shall pay to TSRI a nonrefundable minimum annual royalty in the amount of [**] U.S. Dollars (U.S. $[**]).  The first payment is due on the first anniversary of the Effective Date and thereafter on each subsequent anniversary of the Effective Date.  Such payments may be credited against running royalties due for that calendar year and Royalty Reports shall reflect such a credit.  Such payments shall not be credited against milestone payments (if any), Sublicense Payments (if any), nor against royalties due for any preceding or subsequent calendar year.

3.3.                            Running Royalties for Licensed Products

Licensee agrees to pay and shall pay to TSRI a running royalty on a country by country basis in the amount of (a) [**] percent ([**]%) of aggregate worldwide Net Sales less than $[**] of Licensed Products made by Licensee or sublicensees in a calendar year, or (b) [**] percent ([**]%) of aggregate worldwide Net Sales greater than $[**] of Licensed Products made by Licensee or sublicensees in the calendar year.

3.4.                            Royalty Increase for Licensed Products

Notwithstanding Section 3.3, in the event Licensee Challenges an issued patent or patent application included in the Licensed Patent Rights, the royalty rate specified in Section 3.3 shall be increased by fifty percent (50%) during the pendency of the Challenge (and by one hundred percent (100%) in the event Licensee’s Challenge is unsuccessful) with respect to the Net Sales of the Licensed Products that would, in the absence of the license granted by this Agreement, infringe a Valid Claim of the Challenged patent or patent application in the country of sale, such increase to occur with respect to of the calendar quarter commencing immediately after the date Licensee first institutes such Challenge.

3.5.                            Multiple Royalties

No multiple royalties shall be due because any Licensed Product is covered by more than one of the Licensed Patent Rights or patent claims therein.  With respect to a particular sale of a

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

Licensed Product, Licensee shall pay the highest of the applicable royalties owed to TSRI pursuant to Sections 3.3 and 3.4.

3.6.                            Royalty Offsets

If Licensee, its Affiliate or its sublicensee, is required to license or acquire technology from a third party in order to commercialize a Licensed Product, and Licensee, its Affiliate or its sublicensee is required to pay such third-party(ies) royalties or other amounts, then Licensee may deduct up to fifty percent (50%) of the amount paid to such third parties from the payments owing to TSRI for such Licensed Product, subject to Section 3.7.  Notwithstanding the above, Licensee, its Affiliate or its sublicensee shall have no right to deduct or offset any royalties or other amounts with respect to any third party technology that is involved in any cross license or similar arrangements (whether in the same or related transactions) where Licensee, its Affiliate or its sublicensee grants or provides to such third party or its agents licenses, options or other rights to existing or future technology, intellectual property, research or development activities or other information or materials, other than just improvements to the third party technology.  Licensee will give TSRI advance written notice of any third-party arrangement prior to seeking to deduct any payments to the third party under the terms of this Section 3.6 in order to allow TSRI and Licensee to discuss, if needed, whether this Section 3.6 applies to such payments (i.e., whether such third party’s technology is required to commercialize a Licensed Product).

3.7.                            Royalty Floor

It is understood that, in the event that Section 3.6 should apply to a Licensed Product, in no event shall the amounts due TSRI hereunder be reduced to less than fifty percent (50%) of the amount that would otherwise have been owed prior to the application of Section 3.6.

3.8.                            Arm’s-Length Transactions

On sales of Licensed Products which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

3.9.                            No Right to Recoup Royalties

In the event Licensee institutes a Challenge, Licensee shall have no right to recoup, recover, set off or otherwise get reimbursement of any royalties, Sublicense Payments, milestone payments, patent costs or other monies paid hereunder during the period of such Challenge.  Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, Sublicense Payments, milestone payments, patent costs or other monies in the event Licensee directly or indirectly institutes any Challenge.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

4.                                      Non-Royalty Revenues

4.1.                            Sublicense Payments

Sublicense Revenue shall be reported to TSRI by Licensee within [**] days of receipt by Licensee.  Licensee shall pay to TSRI a non-creditable, non-refundable percentage of these Sublicense Revenues, with such report, according to the following schedule (“Sublicense Payments”):

Date of Sublicense Grant (after the Effective Date)	Percent of Sublicense Revenues to Be Paid to TSRI
[**] months	[**]	%
[**] months	[**]	%
[**] months and beyond	[**]	%

Any noncash Sublicense Revenue received by Licensee from a sublicensee shall be valued at its fair market value as of the date of receipt and the amount due under this Section 4.1 with respect to such amount shall be paid in cash.

4.2.                            Increase in Sublicense Payments

Notwithstanding Section 4.1, in the event Licensee institutes any Challenges with respect to an issued patent or patent application within the Licensed Patent Rights, the percentages in Section 4.1 shall be increased as follows during and after the pendency of such Challenges with respect to Sublicense Revenue received for such Challenged patent or patent application after the date Licensee first institutes such Challenges:

Date of Sublicense Grant (after the Effective Date)	Percent of Sublicense Revenues to Be Paid to TSRI
[**] months	[**]	%
[**] months	[**]	%
[**] months and beyond	[**]	%

4.3.                            Product Development Milestones

Licensee agrees to pay and shall pay (or cause its sublicensee to pay) to TSRI the following non-creditable, non-refundable product development milestones within [**] days of the first occurrence of each milestone (in any Major Market Country):

Milestone	Payment (US$)
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]
Total Potential Milestone Payments for all Licensed Products worldwide		$3,000,000

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

5.                                      Royalty Payments

5.1.                            Sales by Licensee

Royalties payable pursuant to Section 3 herein, shall be payable by Licensee quarterly, within [**] days after the end of each calendar quarter, based upon Net Sales during the immediately preceding calendar quarter.

5.2.                            Sales by Sublicensees

Licensee agrees to pay and shall pay to TSRI, or cause its sublicensees to pay to TSRI all royalties pursuant to Section 3 herein resulting from the activities of its sublicensees, within [**] days after the end of each calendar quarter.

6.                                      Reports on Progress, Sales or Payments

6.1.                            Development Plan and Benchmarks

Prior to signing this Agreement, Licensee has provided to TSRI its Development Plan and under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of commercial use.  Based on this Development Plan, a development timeline (“Benchmarks”) has been established and set forth in Exhibit C attached hereto.

6.2.                            Progress Reports on Development Plan

Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Development Plan within [**] days after June 30 of each calendar year until annual, aggregate worldwide Net Sales first reach [**] Dollars ($[**]).  Progress reports shall include, but not be limited to progress on research and development and status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing and sales during the preceding calendar year, as well as plans for the present calendar year.  TSRI also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights.  If reported progress differs from that projected in the Development Plan, Licensee shall explain the reasons for such differences.  In any such annual report, Licensee may propose amendments to the Development Plan or Benchmarks, acceptance of which by TSRI may not be denied unreasonably.  Licensee agrees to provide any additional information reasonably requested by TSRI to evaluate Licensee’s performance under this Agreement and, upon reasonable request, to discuss such information with TSRI.  TSRI shall not unreasonably withhold approval of any request of Licensee to extend the time periods in the Development Plan or Benchmarks if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Development Plan and toward bringing the Licensed Products to the point of commercial use.  Licensee shall use reasonable and diligent efforts to commercialize (directly or through sublicense or other arrangements) Licensed Products in the Major Market Countries.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

At any time after [**] years from the Effective Date, TSRI may terminate this Agreement after reasonable consultation with Licensee if, in TSRI’s sole reasonable judgment, the progress reports furnished by Licensee do not demonstrate that Licensee: (a) has put the licensed subject matter into commercial use in the country or countries hereby licensed, directly or through a sublicense, and is keeping the licensed subject matter reasonably available to the public; or (b) is engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving the goals described in this Section 6.2, provided, that TSRI has provided express written notice to Licensee explaining in reasonably specific detail the reasons for such judgment and has provided Licensee at least [**] days to cure the diligence failure alleged by TSRI or provide TSRI evidence in support of Licensee’s diligence efforts.  Notwithstanding the foregoing, achievement of the Benchmarks specified in Exhibit C shall be considered fulfillment of these efforts.  Licensee shall report to TSRI the dates for achieving the Benchmarks specified in Exhibit C and the first commercial sale of a Licensed Product in each Major Market Country within [**] days of such occurrences.

6.3.                            Reports on Revenues and Payments

Licensee shall submit to TSRI, no later than [**] days after then end of each calendar quarter, a royalty report (the “Royalty Report”) setting forth for such quarter at least the following information:

(a)                                 the number of Licensed Products sold by Licensee and its sublicensees;

(b)                                 the gross amounts due or charged for such Licensed Products;

(c)                                  a list of each deduction applicable to determine the Net Sales of Licensed Products;

(d)                                 the amount of Sublicense Revenues received by Licensee; and

(e)                                  the amount of royalty due on all of the above, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and a detailed explanation why they are not due for that quarterly period.

Such Royalty Report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from royalties.

6.4.                            Royalty Payments

Licensee agrees to pay and shall pay (or cause its sublicensee to pay) to TSRI with each Royalty Report the amount of royalty due with respect to such quarter.  If multiple technologies are covered by the license granted hereunder, Licensee shall specify which Licensed Patent Rights are utilized for each Licensed Product included in the Royalty Report.  All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

6.5.                            Foreign Sales

The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable.  If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6.6.                            Foreign Taxes

Any tax required to be withheld by Licensee under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority.  Any such tax actually paid on TSRI’s behalf shall be deducted from royalty payments due TSRI.

7.                                      Record Keeping

Licensee shall keep, and shall require its Affiliates and sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products made, used or sold under this Agreement, appropriate to determine the amount of royalties, Sublicense Payments, Product Development Milestone Payments and other monies due to TSRI hereunder.  Such records shall be retained for at least [**] years following the end of the reporting period to which such records relate.  They shall be available during normal business hours for examination and copying by an independent certified public accountant selected by TSRI, for the purpose of verifying Licensee’s reports and payments hereunder and its compliance with this Agreement.  In conducting examinations pursuant to this Section, TSRI’s accountant shall have access to, and may disclose to TSRI, all records which TSRI reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty revenues under Section 4 and Licensee’s compliance with this Agreement.

Except as set forth above, TSRI’s accountant shall not disclose to TSRI any information other than information relating to the accuracy of reports and payments made hereunder and to Licensee’s compliance with this Agreement.

Such examination by TSRI’s accountant shall be at TSRI’s expense.  If there has been an underreporting or underpayment in excess of five percent (5%) for any twelve (12)-month period, then Licensee shall pay the cost of such examination (including without limitation TSRI’s attorney’s fees, accountant’s fees and other costs) as well as any additional sum that would have been payable to TSRI had the Licensee reported correctly, plus interest on said sum

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

at the rate of one and one-half percent (1-1/2%) per month.  All payments due hereunder shall be made within [**] days of receipt of a written demand from TSRI.

8.                                      Patent Matters

8.1.                            Patent Prosecution and Maintenance

From and after the date of this Agreement, the provisions of this Section 8 shall control the prosecution of any patent application and maintenance of any patent included within the Licensed Patent Rights.  Subject to the requirements, limitations and conditions set forth in this Agreement, TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom.  TSRI shall select the outside patent attorney, subject to Licensee’s written approval, which approval shall not be unreasonably withheld.  TSRI shall have the right, at its reasonable discretion, to utilize TSRI’s Office of Patent Counsel in lieu of or in addition to independent counsel for patent prosecution and maintenance described herein, and the reasonable fees and expenses associated with the work done by such Office of Patent Counsel and/or independent counsel shall be paid as set forth below.  Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Licensed Patent Rights.  TSRI shall use its best efforts to implement all reasonable and timely requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within the Licensed Patent Rights.

8.2.                            Information to Licensee

TSRI shall keep Licensee timely informed with regard to the patent application and maintenance processes and other submissions relating thereto and give Licensee and Licensee’s counsel reasonable opportunity to review and comment on the text of each patent application within the Licensed Patent Rights and other submissions relating thereto before filing, including, but not limited to, the type and scope of the useful claims and the nature of supporting disclosures.  TSRI shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters in a timely matter.

8.3.                            Patent Costs

Licensee acknowledges and agrees that the license granted hereunder is in partial consideration for Licensee’s assumption of patent costs and expenses as described herein.  Licensee agrees to pay and shall pay for all expenses referenced in Section 8.1 hereof.  In addition, Licensee agrees to reimburse, and shall reimburse, TSRI for all reasonable, unreimbursed patent costs and expenses previously paid or associated with Licensed Patent Rights as of the Effective Date.  Licensee agrees to pay, and shall pay, all such unreimbursed past patent costs and expenses and all reasonable future patent expenses associated with the work on the Licensed Patent Rights performed by TSRI’s Office of Patent Counsel and/or its independent counsel within thirty (30) days after Licensee receives an itemized invoice therefor.  Failure of Licensee to pay patent costs and expenses as set forth in this Section 8.3 shall

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

immediately relieve TSRI from its obligation to incur any further patent costs and expenses, For the avoidance of doubt, should Licensee be in arrears for any patent costs and expenses due to TSRI or independent counsel, TSRI shall have the right, at its sole discretion, to cease all patent prosecution and allow the Licensed Patent Rights to go abandoned.  Such action by TSRI shall not constitute a breach of this Agreement.  Payment can be made directly to independent counsel, or to TSRI.  Licensee may elect with a minimum of ninety (90) days prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within the Licensed Patent Rights.  Licensee shall remain liable for all patent prosecution and maintenance costs incurred prior to the date of notice of election and for a ninety (90) day period following the date of such notice.  Any such patent application or patent so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert to TSRI and may be freely licensed by TSRI.

8.4.                            Ownership

The Licensed Patent Rights are owned by TSRI and no other third parties.

8.5.                            TSRI Right to Pursue Patent

If at any time during the term of this Agreement, Licensee’s rights with respect to the Licensed Patent Rights are terminated, TSRI shall have the right to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection.  If TSRI pursues patents under this Section 8.5, Licensee agrees to cooperate fully, including by providing, at no charge to TSRI, all appropriate technical data and executing all necessary legal documents.

8.6.                            Infringement Actions

8.6.1.                                     Notice of Alleged Infringement

Each party shall inform the other party promptly in writing of any alleged infringement by a third party of the Licensed Patent Rights covering the Licensed Products which comes to its attention and of any reasonably available evidence thereof.  During the term of this Agreement, the parties shall consult with each other regarding such infringement of any patent within the Licensed Patent Rights.

8.6.2.                                     Prosecution and Defense of Infringements

Subject to the last sentence of this Section 8,6.2, Licensee shall prosecute any and all infringements in the Field of any Licensed Patent Rights by third parties, unless otherwise agreed to between TSRI and Licensee.  Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with the prior written consent of TSRI, which consent shall not be unreasonably withheld.  TSRI shall permit any action to be brought in its name if required by law, and Licensee shall hold TSRI harmless from any costs, expenses or liability respecting all such infringements.  TSRI agrees to provide reasonable assistance of a technical nature which Licensee may require in any litigation arising in accordance with the provisions of this Section 8.7.2, for which Licensee shall pay to TSRI a reasonable hourly rate of compensation.  In the event Licensee decides not to prosecute any such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

infringement, Licensee shall notify TSRI in writing promptly and TSRI shall have the right, but not the obligation, to prosecute such infringement on its own behalf.  Failure on the part of Licensee to prosecute any such infringement shall be grounds for termination of the license granted to Licensee with respect to the patent(s) at issue, and such patents shall thereafter be excluded from the definition of Licensed Patent Rights, unless such prosecution would be unwarranted or unreasonable in view of: [**].

8.6.3.                                     Allocation of Recovery

Any damages or other recovery from an infringement action undertaken by Licensee pursuant to Section 8.7.2 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows: (i) [**] to TSRI and (ii) [**] to Licensee.  If Licensee fails to prosecute such action to completion and TSRI prosecutes such action to completion, then any damages or recovery, net of the parties’ costs and expenses incurred in such infringement action, shall be allocated entirely to TSRI and shall be the sole property of TSRI.

8.7.                            Pre-Challenge Requirements

Licensee will provide written notice to TSRI at least [**] days prior to instituting a legal action that alleges that an issued patent included in the Licensed Patent Rights is invalid or unenforceable or by which it provokes interferences with a patent application included in the Licensed Patent Rights.  Licensee will include with such written notice a list of all prior art and a description of the other facts and arguments that supports its contention that such patent is invalid or unenforceable, or such patent application does not contain patentable subject matter and should not issue, to enable the parties to attempt in good faith to mutually resolve such issues.

9.                                      Indemnity and Insurance

9.1.                            Indemnity

Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs , whether or not a lawsuit or other proceeding is filed, arising from claims asserted by third parties (“Claim”), that arise out of or relate to (a) Licensee’s or any sublicensee’s use of any of the Licensed Patent Rights, (b) alleged defects or other problems with any of the Licensed Products manufactured, sold, distributed or rendered by Licensee or any sublicensee, including without limitation any personal injuries, death or property damages related thereto, (c) any advertising or other promotion of the Licensed Products by Licensee or any sublicensees, (d) any allegations that the Licensed Products developed, manufactured, sold, distributed or rendered by Licensee or any sublicensee and/or any trademarks, service marks, logos, symbols, slogans or other materials used in connection with or to market Licensed Products violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property rights of any third party, (e) Licensee’s or any sublicensee’s failure to comply with any applicable laws, rules or regulations, (f) Licensee’s or any sublicensee’s transactions with third parties or the operation of their respective businesses, and/or (g) the negligent or willful acts or omissions of Licensee or any sublicensee; provided that to the extent any Claim directly arises out of any gross negligent action, or failure to act, by an Indemnitee, a material breach of any law or regulation by an Indemnitee, or TSRI’s breach of this Agreement, that has been finally determined by a court of competent jurisdiction or by arbitration, Licensee’s liability for the Claim hereunder will be apportioned.  Licensee shall not enter into any settlement of such Claims that involve TSRI admitting any liability, paying any money or taking any action that would have an adverse effect on TSRI’s reputation or business without TSRI’s prior written consent.  Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims.  In the event Licensee fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right to defend themselves, and in that case, Licensee shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of Indemnitees’ written requests.  This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to Indemnitees.

9.2.                            Insurance

Licensee shall name TSRI and Indemnitees as “additional insured” on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and sublicensees applicable to the Licensed Products.

9.2.1.                                     Amount

During the time any such Licensed Product is involved in a clinical trial or being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Licensee (or its sublicensee, as the case may be) shall, at its sole cost and expense, procure and maintain (a) commercial general liability insurance in amounts not less than $[**] per occurrence and $[**] annual aggregate and naming TSRI and Indemnitees as additional insured and (b) product liability insurance in amounts not less than $[**] per claim and $[**] annual aggregate and naming TSRI and Indemnitees as additional insured.  Such commercial general liability insurance shall provide (i) broad form contractual liability coverage for Licensee’s indemnification under this Agreement and (ii) coverage for litigation costs.  Such product liability insurance shall provide (x) product liability coverage, (y) broad form contractual liability coverage for Licensee’s indemnification under this Agreement, and (z) coverage for litigation costs.  If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate) such self-insurance program must be acceptable to TSRI in its reasonable discretion unless Licensee or its sublicensee has and maintains a market capitalization in excess of [**] Dollars ($[**]).  The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

9.2.2.                                     Subrogation

In addition, Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees for insured losses, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control.  Licensee’s commercial general liability insurance and product liability policies shall also include a waiver of subrogation consistent with this Section 9.2.2 in favor of TSRI and the Indemnitees.  Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers.  Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its sublicensees or by TSRI.  Upon TSRI’s request, Licensee shall deliver to TSRI copies of insurance certificates or binders and such waiver of subrogation that complies with the requirements of this Section 9.

9.2.3.                                     Notice

Licensee shall provide TSRI with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance.  If Licensee does not obtain replacement insurance providing comparable coverage within such [**] day period, TSRI shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or any additional waiting periods.

9.2.4.                                     Time Period

Licensee shall maintain such product liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a sublicensee, Affiliate or agent of Licensee; and (b) a reasonable period after the period referred to in Section 9.2.4 (a) above which in no event shall be less than [**] years.

10.                               Limited Warranty

TSRI hereby represents and warrants that (a) it has the lawful right and power to grant the licenses provided herein and enter into this Agreement, (b) it is the owner of the Licensed Patent Rights set forth in Exhibit A, (c) as of the Effective Date, it has not granted any other party any interest in the Licensed Patent Rights and (d) to the best of its knowledge, it has not granted and will not grant any rights or licenses in conflict with this Agreement.  TSRI MAKES NO OTHER WARRANTIES CONCERNING LICENSED PATENT RIGHTS, MATERIALS/INFORMATION IN EXHIBIT B OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND TSRI DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES.  TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT OR MATERIALS/INFORMATION IN EXHIBIT B WILL BE FREE FROM AN INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY LICENSED PATENT RIGHTS COVERED BY THIS AGREEMENT.  FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE LICENSED PATENT RIGHTS OR MATERIALS/INFORMATION IN EXHIBIT B ARE SUITABLE FOR LICENSEE’S PURPOSES.

EXCEPT WITH RESPECT TO LICENSEE’S INDEMNITY IN SECTION 9.1, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER.  TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID AT ANY TIME BY LICENSEE TO TSRI UNDER THIS AGREEMENT (WHICH LIABILITY, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION OR BY ARBITRATION, LICENSEE MAY USE AS AN OFFSET AGAINST ITS FUTURE PAYMENTS DUE UNDER THIS AGREEMENT).  THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER TSRI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

11.                               Confidentiality and Publication

11.1.                     Treatment of Confidential Information

The parties agree that during the term of this Agreement, and for a period of [**] years after this Agreement expires or terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.  TSRI agrees that Licensee and its sublicensees shall be permitted to disclose Confidential Information that relates to the Licensed Patent Rights in connection with the exercise of its licenses hereunder as long as the disclosure is on a need-to-know basis and is protected by a written obligation of confidentiality that is as restrictive as contained in this Agreement or the disclosure is to a governmental agency (provided the disclosing party complies with the procedure in the last paragraph of the definition of “Confidential Information” in Section 1).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

11.2.                     Publications

Licensee agrees that TSRI shall have a right to publish in accordance with its general policies; provided, TSRI has complied with the terms of Section 5.2 of the Research Funding and Option Agreement between TSRI and Licensee dated August 4, 2005.

11.3.                     Publicity

Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld and which approval shall not be required for such publications by Licensee or its sublicensees that do not in any way mention or refer to TSRI or the Licensed Patent Rights, or with respect to a script or description previously approved by TSRI.  Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3.

12.                               Term and Termination

12.1.                     Term

Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the licenses granted hereunder, shall expire upon the last to expire of any patents included in the Licensed Patent Rights.

12.2.                     Termination Upon Mutual Agreement

This Agreement may be terminated by mutual written consent of both parties.

12.3.                     Termination by TSRI

TSRI may terminate this Agreement as follows:

(a)                                 If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 14.2) within thirty (30) days after the date of notice in writing of such non-payment by TSRI;

(b)                                 If Licensee defaults in its indemnification and insurance obligations under Section 9 and has not cured such default within thirty (30) days of written notice thereof by TSRI;

(c)                                  If Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it unless the petition filed by others is dismissed within ninety (90) days.  Such termination shall be effective immediately upon TSRI giving written notice to Licensee;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

(d)                                 If an examination by TSRI’s accountant pursuant to Section 7 leads to a determination of an underreporting or underpayment by Licensee of fifteen percent (15%) or more for any calendar year and a subsequent examination pursuant to Section 7 leads to a similar determination of underreporting or underpayment by Licensee of fifteen percent (15%) or more for any subsequent calendar year;

(e)                                  If Licensee is convicted of a felony relating to the manufacture, use or sale of Licensed Products;

(f)                                   In the event Licensee institutes any Challenges, TSRI has the right, within ninety (90) days of such Challenge, to immediately terminate this Agreement with respect to the Challenged patent or patent application without any liability and without any opportunity to cure by Licensee upon written notice to Licensee;

(g)                                  If, at any time after two (2) years from the Effective Date, TSRI determines that this Agreement should be terminated pursuant to Section 6.2; or

(h)                                 Except as provided in subparagraphs (a) - (g) above, if Licensee defaults in the performance of any material obligations under this Agreement and the default has not been remedied within sixty (60) days after the date of notice in writing of such default by TSRI.

12.4.                     Termination by Licensee

Licensee may terminate this Agreement or any portion of its license rights hereunder by giving ninety (90) days advance written notice of termination to TSRI and paying a termination fee of [**] ($[**]) to TSRI; provided, however, Licensee may terminate this Agreement without such fee if TSRI defaults in the performance of any material obligations under this Agreement and the default has not been remedied within sixty (60) days after the date of notice in writing of such default by License.

12.5.                     Rights Upon Expiration

Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date other than the obligation of Licensee to make any and all reports and payments for the final quarterly period; provided, however, that upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations as described in Section 11.1 which shall survive such expiration.  Sections 2.2, 2.4, 2.5, 6.3, 6.4, 6.5, 6.6, 7, 8.3, 8.4, 9, 10, 12 and 14 shall also survive the expiration of this Agreement.

12.6.                     Rights Upon Termination

Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI, except that any sublicensee who is not then in breach of its sublicense shall have the right to continue its license rights as set forth in Section 2.2.2.  Except as otherwise provided in Section 12.7 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right under this Agreement to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

develop, manufacture or market any Licensed Product or to otherwise use any Licensed Patent Rights hereunder.  Upon any such termination, Licensee shall promptly return to TSRI or destroy all materials, samples, documents, information, and other materials that are covered by a Valid Claim of an issued patent included in the Licensed Patent Rights solely owned by TSRI (“Patent Rights Materials”); provided, however, that Licensee may retain one archival copy of the Patent Rights Materials and shall not be obligated to return to TSRI or destroy proprietary information which Licensee can show that it independently developed, Patent Rights Materials that may be used pursuant to 35 USC 271(e)(1) without infringing a Valid Claim of an issued patent included in the Licensed Patent Rights, or Patent Rights Materials to which Licensee has a non-exclusive license pursuant to the Research Funding and Option Agreement between TSRI and Licensee dated August 4, 2005.  Any such termination shall not relieve either party from any obligations accrued to the date of such termination.  Upon such termination, each party shall be required to abide by its nondisclosure obligations as described in Section 11.1 which shall survive such termination.  Sections 2.3.2, 2.4, 2.5, 6.3, 6.4, 6.5, 6.6, 7, 8.3, 8.4, 9, 10, 12 and 14 shall also survive the termination of this Agreement.

12.7.                     Work-in-Progress

Upon any such early termination of the licenses granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such licenses which remain on hand as of the date of the termination, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of [**] months after the date of termination.

12.8.                     Final Royalty Report

Upon termination or expiration of this Agreement, Licensee shall submit a final report to TSRI and any payments due TSRI and unreimbursed patent expenses invoiced by TSRI shall become immediately payable.

13.                               Assignment; Successors

13.1.                     Assignment

Any and all assignments of this Agreement or any rights granted hereunder without the prior written consent of the other party, which shall not be unreasonably withheld, are void; provided, however, that either party may, without such consent, assign this Agreement and transfer its rights and obligations hereunder in connection with a merger, consolidation or reorganization of that party or to an Affiliate or a purchaser of all or substantially all of its assets.

13.2.                     Binding Upon Successors and Assigns

Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee.  Any such successor or assignee of Licensee’s interest shall expressly assume in writing the performance of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment.

14.                               General Provisions

14.1.                     Independent Contractors

The relationship between TSRI and Licensee is that of independent contractors.  TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties.  TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2.                     Late Payments

Late payments of any and all payments due hereunder shall be subject to a charge of one and one-half percent (1-1/2%) per month, or two hundred and fifty dollars ($250) whichever is greater.

14.3.                     Governmental Approvals and Marketing of Licensed Products

Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product at Licensee’s expense, including, without limitation, any safety studies.  Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Products.

14.4.                     Patent Marking

To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

14.5.                     No Use of Name

The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the advertising, sale or performance of Licensed Products is expressly prohibited.

14.6.                     U.S. Manufacture

To the extent required, Licensee agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I).

14.7.                     Foreign Registration

Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

In addition, Licensee shall ensure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

14.8.                     Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below.  In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control.  Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

14.8.1.                              Location

The location of the arbitration shall be in the County of San Diego.  TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the American Arbitration Association arbitration panel selected by the parties and located in San Diego County, California for any dispute regarding this Agreement and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding to enforce an arbitration award or as otherwise provided in Section 14.8.5 below, and waive any right to contest or otherwise object to such jurisdiction or venue.

14.8.2.                              Selection of Arbitrators

The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration.  Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator, and all arbitrators must have at least ten (10) years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI.  If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next [**] days, and the other party fails to appoint its designated arbitrator within [**] days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

14.8.3.                              Discovery

The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters.  Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

14.8.4.                              Case Management

Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously.  The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

14.8.5.                              Remedies

The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded.  No court action shall be maintained seeking punitive damages.  The decision of any two of the three arbitrators appointed shall be binding upon the parties.  Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

14.8.6.                              Expenses

The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators.  Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

14.8.7.                              Confidentiality

Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators.  Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected.  Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

14.9.                     Entire Agreement; Modification

This Agreement and all of the attached Exhibits, set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, except the Research Funding and Option Agreement between TSRI and Licensee dated August 4, 2005.  There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

14.10.              California Law

This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws principles thereof.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

14.11.              Headings

The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.12.              Severability

Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof.  The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

14.13.              No Waiver

Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.14.              Name

Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee, except the definition of Sublicense Revenue and the payment obligations related thereto shall not apply to a sublicensee as if it were the Licensee unless it receives a New License Agreement pursuant to Section 2.2.2

14.15.              Attorneys’ Fees

In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.  Notwithstanding anything to the contrary herein, the parties agree that this Section 14.15 shall not apply, and attorneys’ fees shall not be awarded to either party, with respect to any Challenge or any action wherein Licensee alleges that it is not required to comply with or perform some or all of the provisions of this Agreement based upon a good faith claim that any of the Licensed Patent Rights are invalid or unenforceable.  Each party acknowledges and agrees that this Agreement has been submitted to the scrutiny of the party and its own counsel, from whom the party has sought advice and received representation in the negotiation and execution of this Agreement.  This Agreement shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to it having been drafted by, or on behalf of, one of the parties or its counsel.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

14.16.              Notices

Any notices required by this Agreement, including approvals, pre-approvals and consents, shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For TSRI:                                                                                                                                          The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Director, Technology Development
Fax No.: (858) 784-9910

With a copy to:                                                                                                            The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Chief Business Counsel
Fax No.: (858) 784-9399

For Licensee:                                                                                                                        Poniard Pharmaceuticals, Inc.
300 Elliott Avenue West, Suite 500
Seattle, WA 98119
Attention: Vice President Legal Fax No.: (206) 286-2537

With a copy to:                                                                                                            Poniard Pharmaceuticals, Inc.
7000 Shoreline Court, Suite 270
South San Francisco, CA 94080
Attention: Vice President Business Development
Fax No: (650) 583-3789

Notices shall be deemed delivered upon the earlier of (a) when received; (b) three (3) days after deposit into the U.S. mail; (c) the date notice is sent via telefax, telex or cable; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

14.17.              Compliance with U.S. Laws

Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		PONIARD PHARMACEUTICALS, INC.

By:	/s/ Polly Murphy	By:	/s/ Gerald McMahon

Title: Senior Vice President, Business and Scientific Services		Title: CEO and Chairman

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

EXHIBIT A

LICENSED PATENT RIGHTS

TSRI Disclosure No(s)	Named Inventors	Title of Application	Filing Date	Serial No.
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

EXHIBIT B

TRANSFER OF INFORMATION AND MATERIALS

The following information and materials shall be transferred to Licensee by TSRI promptly after execution of this Agreement:

Item	Detailed Description	Status
Chemistry
Protocols for all analogs	[**]	[**]
SAR tables	[**]	[**]
Intermediates from project (both contracted and purchased)	[**]	[**]
Final compounds including PFE	[**]	[**]
Master list of cmpds: QA/QC, analytical data (LC/MS, NMR for final cmpds-Zip files)	[**]	[**]
Biology
FAK biochemical assay information	[**]	[**]
Cellular assay information	[**]	[**]
PK and tolerability studies: in life protocol and analysis	[**]	[**]
PK in vitro and assay information	[**]	[**]
Bioanalytical methods for [**]	[**]	[**]
[**]	[**]	[**]
Bulk Materials	[**]	[**]
Other
Final report on collaboration project	[**]	[**]

[**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of the exhibit has been filed separately with the Commission.

EXHIBIT C

TIMELINE BENCHMARKS AND DEVELOPMENT PLAN

Product Development	Time from Effective Date
[**]	[**] years
[**]	[**] years
[**]	[**] years
[**]	[**] years
[**]	[**] years

[**]